BUSINESS CORPORATIONS ACT
(Section 190)

Form 3-01

ARTICLES OF CONTINUANCE
1.	Name of Corporation:	West African Gold Corp.
2.	The classes and any maximum number of shares that the Corporation is authorized to issue:
100,000,000 common shares
3.	Restrictions if any on share transfers:
None
4.	Number (or minimum or maximum number) of Directors:
A minimum of 3 and a maximum of 10
5.	Restrictions if any on business the corporation may carry on:
None
6.	If change of name effected, previous name:
Earth King Resources Inc.
7.

Details of incorporation: The Company was incorporated under the Company Act (British Columbia on December 20, 1983 under the name of Redfox Minerals Ltd., changed its name to Red Fox Minerals Ltd on December 30, 1983 and to Earth King Resources Inc. on September 6, 1996.

8.	Other provisions, if any:	See Schedule "A" attached hereto
9.	Date	Signature	Title
	March 17, 1997	/s/ signed	President
FILED MAR 17 1997 /s/ signed REGISTRAR OF CORPORATIONS

SCHEDULE "A"

8. Other provisions, if any: Shareholder meetings may be held in Vancouver, B.C. or Whitehorse, Yukon or London, England, Victoria, Australia or such other place or places as the directors in their absolute discretion may determine from time to time.

The Directors of the Corporation may, between annual general meetings of the Corporation, appoint one or more additional directors to serve until the next annual general meeting but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual general meting, and in no event shall the total number of directors exceed the maximum number of directors fixed pursuant to paragraph 4 of the Articles of Continuance.